UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 19, 2009 (October 19, 2009)

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On October 19, 2009, Rite Aid Corporation (“Rite Aid”) announced its intention to offer $250 million aggregate principal amount of senior secured notes due 2019. The notes will be unsecured, unsubordinated obligations of Rite Aid Corporation and will be guaranteed by substantially all of Rite Aid’s subsidiaries. The guarantees will be secured on a second lien basis.

The notes offering is part of a comprehensive plan to refinance Rite Aid’s first lien accounts receivable securitization facility and second lien accounts receivable securitization facility due September 2010. As of October 16, 2009, there was $475 million outstanding under the securitization facilities.

Also included in the refinancing is an increase in borrowing under Rite Aid’s existing $525 million senior secured term loan due June 2015 by $125 million to $650 million.  Rite Aid also intends to enter into an amendment to its senior secured credit facility which will increase the maximum borrowing capacity under Rite Aid’s existing senior secured revolving credit facility from $1.0 billion to $1.175 billion.  Rite Aid intends to use the net proceeds from the offering of the notes, together with the proceeds from the increased term loan and borrowings under the revolving credit facility, to repay and cancel Rite Aid’s accounts receivable securitization facilities, and to fund related fees and expenses.  Upon successful completion of the comprehensive plan, Rite Aid will have refinanced all of its September 2010 debt maturities.

The notes offering is subject to market and other customary conditions and conditioned upon Rite Aid’s substantially concurrent consummation of the other components of the refinancing transactions in substantially the form described above.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The notes and the related subsidiary guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

99.1         Press Release, dated October 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 19, 2009	By:	/s/ Marc A. Strassler
	Name:	Marc A. Strassler
	Title:	Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 19, 2009.